Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-288287) pertaining to the 2023 Equity Incentive Plan and 2023 Employee Stock Purchase Plan of CalciMedica, Inc. of our report dated March 28, 2024 (except for the Segment Information section of Note 2, as to which the date is March 27, 2025), with respect to the consolidated financial statements of CalciMedica, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 27, 2025